EXHIBIT 99

For Immediate Release	Contact: Karen A. Warren (Investor Relations)
January 4, 2007	401-727-5401
Wayne S. Charness (News Media)
401-727-5983

Hasbro, Inc. Announces Conversion Right of Holders of Its Senior Convertible Debentures

Pawtucket, RI (January 4, 2007) -- Hasbro, Inc. (the "Company") (NYSE: HAS) announced today that, as a result of the Company’s common stock (the “Common Stock”) closing above $23.76 per share for at least twenty trading days in the last thirty trading days of the fourth quarter of 2006, holders of the Company's 2.75% Convertible Senior Debentures due 2021 (the “Debentures”), may elect to convert their Debentures into shares of Common Stock during the calendar quarter beginning January 1, 2007 and ending March 31, 2007.

Holders currently have the right to convert their Debentures into Hasbro Common Stock at the rate of 46.2963 shares per each $1,000.00 of principal amount of Debentures. The Debentures can only be converted in increments of $1,000.00.  Holders will receive a cash payment in lieu of any fractional shares.  This right will be in effect until March 31, 2007.  Should Hasbro’s Common Stock close at or above 110% of the then accreted conversion price (110% of the accreted conversion price is currently $23.76 per share), on at least 20 of the last 30 trading days in the first calendar quarter of 2007, or in any subsequent calendar quarters, the right of Holders to convert their Debentures into shares of the Company’s Common Stock would be in effect for the immediately following calendar quarter.  Holders will receive notice from The Bank of Nova Scotia Trust Company of New York (the “Conversion Agent”) informing them of the procedure to follow if they wish to convert any of their Debentures. Information can also be obtained by contacting The Bank of Nova Scotia Trust Company of New York at One Liberty Plaza, New York, NY 10006, Attention: Corporate Trust Administration, Phone: (212) 225-5427.

Although the Company does not currently have the right to call the Debentures for redemption, the Company will have this right if the closing price of the Common Stock exceeds 125% of the then accreted conversion price (125% of the accreted conversion price is currently $27.00) for at least twenty trading days in any thirty trading day period.  If the Company calls the Debentures it must mail notice to the holders at least thirty, but not more than sixty, days in advance of the proposed redemption date.  During the period from the giving of this notice to the proposed redemption date the Holders will have the right to convert their Debentures into shares of Common Stock (at a current ratio of 46.2963 shares of stock per $1,000.00 of principal amount).

The Company will evaluate the potential cost and benefit of calling the Debentures if this right arises, but has yet to make a determination as to whether this would be to the benefit of the Company and its shareholders.  The contents of this press release are qualified in their entirety by the terms of the Debentures as they are sent forth in an Indenture and in the form of Debenture.

Hasbro is a worldwide leader in children's and family leisure time entertainment products and services, including the design, manufacture and marketing of games and toys ranging from traditional to high-tech.  Both internationally and in the U.S., its PLAYSKOOL, TONKA, MILTON BRADLEY, PARKER BROTHERS, TIGER, and WIZARDS OF THE COAST brands and products provide the highest quality and most recognizable play experiences in the world.

Certain statements contained in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include thoughts as to whether calling the Debentures for redemption might be in the best interests of the Company and its shareholders, and may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "look forward," "may," "planned," "potential," "should," "will" and "would." Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference include, but are not limited to: the Company's available funds and alternate uses of such funds, ability to manufacture, source and ship new and continuing products on a timely basis and the acceptance of those products by customers and consumers at prices that will be sufficient to profitably recover development, manufacturing, marketing, royalty and other costs of products; economic and public health conditions in the various markets in which the Company and its customers and suppliers operate throughout the world, including factors which impact the retail market or consumer demand, the Company's ability to manufacture and deliver products, higher fuel and other commodity prices, higher transportation costs and potential transportation delays, currency fluctuations and government regulation; the concentration of the Company's customers; the inventory policies of retailers, including the concentration of the Company's revenues in the second half and fourth quarter of the year, together with increased reliance by retailers on quick response inventory management techniques, which increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve tight and compressed shipping schedules; work stoppages, slowdowns or strikes, which may impact the Company's ability to manufacture or deliver product; the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees in a competitive environment; market conditions, third party actions or approvals and the impact of competition that could delay or increase the cost of implementation of the Company's consolidation programs or alter the Company's actions and reduce actual results; the risk that anticipated benefits of acquisitions may not occur or be delayed or reduced in their realization; and other risks and uncertainties as may be detailed from time to time in the Company's public announcements and SEC filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.